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                                                                      EXHIBIT 99

                                     [LOGO]
                                DORAL FINANCIAL
                             CORPORATION LETTERHEAD


FOR IMMEDIATE RELEASE:        DATE:  October 21, 1998

                               FOR:  Doral Financial Corporation

                           CONTACT:  Richard F. Bonini
                                     Senior Executive Vice President
                                     (212) 508-0340

                                     Mario S. Levis
                                     Executive Vice President and Treasurer
                                     (787) 749-7108


         Doral Financial Corporation Announces Successful Completion of
                      Consent Solicitation Related to its
                          7.84% Senior Notes Due 2006


     San Juan, Puerto Rico (October 8, 1998)--Doral Financial Corporation (NASDAQ:DORL) announced today that it had successfully completed the consent solicitation and had obtained the required consents for certain amendments to the Indenture pursuant to which the Company's 7.84% Senior Notes due 2006 (the "Senior Notes") were issued.

     Mr. Levis explained that a Supplemented Indenture incorporating the previously announced amendments was executed as of October 19, 1998, and that the Supplemented Indenture was effective upon execution.

     Doral Financial Corporation is a bank holding company and a diversified consumer finance company. Through the HF Mortgage Bankers Division, Doral Mortgage Corporation, and Centro Hipotecario, Inc., Doral Financial is the leading mortgage banker in Puerto Rico. The Company has thirty-one retail offices (twenty-two mortgage offices in Puerto Rico, two mortgage offices in Florida, and eight bank branches in Puerto Rico, and broker-dealer office in Puerto Rico) and engages in the origination, sale, and servicing of mortgage loans, as well as commercial banking through Doral Bank, and broker-dealer services through Doral Securities, Inc. In addition, during the third quarter of 1998, the Company inaugurated Doral Money Inc. (USA) which is dedicated commercial lending (multi-family) in the New York City metropolitan area and a residential wholesaling operation in Chicago.